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                                                                    Exhibit 99.1

                                  PRESS RELEASE

             HICKORY TECH CORPORATION COMPLETES CELLULAR ACQUISITION
                          IN MINNEAPOLIS/ST. PAUL AREA

Mankato, MN--Hickory Tech Corporation (HTC) today announced the completion of the purchase of cellular property in the Minneapolis/St. Paul, Minnesota area. The territory involved is basically a ring around the Mpls./St. Paul MSA (Metropolitan Statistical Area). It covers a portion of six Minnesota counties (Chisago, Wright, Carver, Scott, Dakota and Anoka) and one Wisconsin county (St. Croix). The territory covers approximately 200,000 people.

THE SECOND MAJOR CELLULAR ACQUISITION IN A YEAR

On May 4, 1998, HTC announced its acquisition of RSA 10 covering seven counties and approximately 230,000 people in South Central Minnesota. This service, marketed as CrystalONE Digital and as Cellular One, operates in the counties of Blue Earth, Faribault, Freeborn, LeSueur, Rice, Steele and Waseca.

Thirteen months later, on June 1, 1999, HTC closed on its second major cellular transaction. Robert D. Alton, HTC's President, CEO and Chairman of the Board said, "Wireless communications is one of the fastest growing segments of our Company. We are pleased to add new territory with potential for further development." Mr. Alton also said, "The link into the metropolitan Twin Cities market is a strategic one for HTC, serving a variety of growth initiatives for us. We already have a telecommunications company operating today in the metro area (Collins) and another moving in that direction (the competitive local exchange carrier, Crystal Communications), so this acquisition gives us valuable network links through that market."


DETAILS OF THE TRANSACTION

On June 1, 1999, HTC acquired cellular property from McElroy Electronics Corporation of Massachusetts for cash, in a transaction totaling $41.5 million (see December 22, 1998 Press Release). At this time the property has ten digital cell sites operational, and will add seven more by November 1, 1999. The property uses TDMA signaling and operates as an "A" side carrier (same as AT&T Wireless). HTC expanded its bank syndicated revolving credit facility to fund this corporate development.

HTC STRENGTHENS ITS POSITION IN WIRELESS

ROBERT D. ALTON SAID "WHEN THIS NEW PROPERTY BECOMES FULLY OPERATIONAL, WIRELESS COMMUNICATIONS WILL REPRESENT CLOSE TO 20% OF HTC REVENUES." F. ERNEST LOMBARD, HTC VICE

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PRESIDENT, AND THE PRESIDENT OF CRYSTAL COMMUNICATIONS SAID, "WIRELESS WILL
PLAY AN IMPORTANT ROLE IN CRYSTAL'S EXPANSION, BOTH AS A MOBILE
COMMUNICATIONS TOOL AND A COMPETITIVE ALTERNATIVE TO WIRELINE COMMUNICATIONS SERVICES."

Hickory Tech Corporation is a diversified communications holding company with headquarters in Mankato, Minnesota. HTC is in its 101st year of operations with roots in the rural local exchange business. From this base, it has expanded into billing and business solutions, competitive local exchange carrier service, and communications and data products distribution, all oriented around the telephone industry. The NASDAQ symbol is HTCO. The internet home page address is:
HTTP://WWW. HICKORYTECH.COM. HTC revenues in 1998 were $94.5 million.

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